Exhibit 99.1

Eversource Energy Reports Full-Year Results

(HARTFORD, Conn. and BOSTON, Mass. – February 16, 2022) Eversource Energy (NYSE: ES) today reported full-year 2021 earnings of $1,220.5 million, or $3.54 per share, compared with earnings of $1,205.2 million, or $3.55 per share, for full-year 2020. Eversource also reported fourth quarter 2021 earnings of $306.7 million, or $0.89 per share, compared with fourth quarter 2020 earnings of $271.9 million, or $0.79 per share.

Results for both years include acquisition-related charges primarily related to the October 2020 acquisition of the assets of Columbia Gas of Massachusetts. Those after-tax charges totaled $6.3 million in the fourth quarter of 2021 and $23.6 million for all of 2021, compared with charges of $19.3 million in the fourth quarter of 2020 and $32.1 million for all of 2020.

Additionally, full-year 2021 results include after-tax charges related to the settlement agreement concerning Eversource’s subsidiary, The Connecticut Light and Power Company (CL&P). Those after-tax charges totaled $86.1 million for full-year 2021. Excluding the acquisition and settlement charges noted above, Eversource earned $1,330.2 million1, or $3.86 per share1, for the full-year 2021 and $313.3 million1, or $0.91 per share1 in the fourth quarter of 2021, compared with earnings of $1,237.3 million1, or $3.64 per share1, for the full-year 2020, and $291.2 million1, or $0.85 per share1, in the fourth quarter of 2020.

Also today, Eversource Energy projected 2022 earnings of between $4.00 per share and $4.17 per share. That range excludes remaining acquisition-related costs. The company also projected that its compound annual earnings per share growth from its regulated businesses would be in the upper half of a range of 5-7 percent through 2026, using the adjusted $3.86 per share it earned in 2021 as the base level.

“Our 9,200 employees operated our businesses extremely well in 2021,” said Joe Nolan, Eversource president and chief executive officer. “Our electric service reliability performance was in the top decile among our electric industry peers, and we remained a leader in safety, sustainability and emergency response. Moreover, we are at the forefront of implementing our region’s clean energy goals, commencing work on our first offshore wind project, supporting the nation’s best energy efficiency programs, and continuing to drive down our greenhouse gas footprint toward our goal of having our operations be carbon neutral by 2030.”

Electric Transmission

Eversource Energy’s transmission segment earned $544.6 million in 2021, compared with earnings of $502.5 million in 2020. Transmission earnings were $132.3 million in the fourth quarter of 2021, compared with earnings of $120.7 million in the fourth quarter of 2020. Transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment, excluding the CL&P charges noted above, earned $556.2 million1 in 2021, compared with $544 million in 2020. Electric distribution earned $105 million1 in the fourth quarter of 2021, compared with earnings of $93.4 million in the fourth quarter of 2020. Improved full year results were due primarily to higher revenues, partially offset by higher operation and maintenance (O&M) expense, depreciation, property taxes and interest expense. Improved fourth quarter results were due primarily to lower O&M expense.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $204.8 million in 2021, compared with earnings of $135.6 million1 in 2020. It earned $75.2 million in the fourth quarter of 2021, compared with earnings of $62.3 million1 in the fourth quarter of 2020. Improved results for the full year and the fourth quarter were due primarily to the addition of the former Columbia Gas of Massachusetts assets, most of which are now held by Eversource Gas Company of Massachusetts.

Water Distribution

Eversource’s water distribution segment earned $36.8 million in 2021, compared with earnings of $41.2 million in 2020. The water segment earned $6.7 million in the fourth quarter of 2021, compared with earnings of $5.6 million in the fourth quarter of 2020. Lower full year results were primarily due to the absence of a gain from the sale of the water system around Hingham, Massachusetts in 2020. Higher fourth quarter results were due primarily to a gain on a land sale.

Eversource Parent and Other Companies

Eversource Energy parent and other companies, excluding the acquisition and transition-related costs noted above, lost $12.2 million1 in 2021, compared with earnings of $14 million1 in 2020. It lost $5.9 million1 in the fourth quarter of 2021, compared with earnings of $9.2 million1 in the fourth quarter of 2020. Lower results for both the full-year and fourth quarter primarily reflect a higher effective tax rate at the parent segment.

The following table reconciles 2021 and 2020 fourth quarter and full-year earnings per share:

		Fourth Quarter	Full Year
2020	Reported EPS	$0.79	$3.55
	Higher electric transmission earnings in 2021, net of dilution	0.03	0.10
	Addition of Eversource Gas Co. of MA results and higher natural gas revenues in 2021, partially offset by higher depreciation, property tax, interest expense, O&M and dilution at the natural gas distribution segment	0.04	0.19
	Higher electric distribution revenues in 2021, partially offset by higher O&M, depreciation, property taxes, interest expense and dilution at the electric distribution segment	0.03	0.01
	Absence of Hingham-related benefits at the water distribution segment in 2021	--	(0.01)
	Parent & Other, primarily a higher effective income tax rate at the parent segment in 2021	(0.04)	(0.07)
	CL&P regulatory settlement charges	--	(0.25)
	Lower charges related to acquisitions in 2021	0.04	0.02
2021	Reported EPS	$0.89	$3.54

Financial results by segment for the fourth quarter and full year of 2021 and 2020 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2021	December 31, 2020	Increase/ (Decrease)	2021 EPS[1]
Electric Transmission	$132.3	$120.7	$11.6	$0.38
Electric Distribution[1]	105.0	93.4	11.6	0.30
Natural Gas Distribution[1]	75.2	62.3	12.9	0.22
Water Distribution	6.7	5.6	1.1	0.02
Eversource Parent and Other Companies[1]	(5.9)	9.2	(15.1)	(0.01)
Charges related to regulatory settlement	(0.3)	0.0	(0.3)	0.00
Charges related to acquisitions	(6.3)	(19.3)	13.0	(0.02)
Reported Earnings	$306.7	$271.9	$34.8	$0.89

Full year ended:

(in millions, except EPS)	December 31, 2021	December 31, 2020	Increase/ (Decrease)	2021 EPS[1]
Electric Transmission	$544.6	$502.5	$42.1	$1.58
Electric Distribution, ex. settlement[1]	556.2	544.0	12.2	1.61
Natural Gas Distribution[1]	204.8	135.6	69.2	0.59
Water Distribution	36.8	41.2	(4.4)	0.11
Eversource Parent and Other Companies[1]	(12.2)	14.0	(26.2)	(0.03)
Charges related to regulatory settlement	(86.1)	0.0	(86.1)	(0.25)
Charges related to acquisitions	(23.6)	(32.1)	8.5	(0.07)
Reported Earnings	$1,220.5	$1,205.2	$15.3	$3.54

Eversource Energy has approximately 344 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on February 17, 2022, beginning at 8 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a financial measure not recognized under generally accepted accounting principles (non-GAAP) that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include non-GAAP financial measures referencing 2021 earnings and EPS excluding charges at CL&P related to a settlement agreement that included credits to customers and funding of various customer assistance initiatives and a storm performance penalty imposed on CL&P by PURA and 2021 and 2020 earnings and EPS excluding certain acquisition and transition costs. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2021 and 2020 results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of the CL&P settlement agreement, the storm performance penalty imposed on CL&P by PURA, and acquisition and transition costs are not indicative of Eversource Energy’s ongoing costs and performance.  Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic, including any new or emerging variants, on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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